EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days as of the filing date of this Schedule 13D/A. All trades were effected in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
10/14/2026	Sell	13,169	14.94